EXHIBIT A

Directors and Executive Officers of Green Plains Inc.

Name	Principal Occupation	Citizenship

Wayne B. Hoovestol	Chairman of the Board	United States

Jim Anderson	Director	United States

James E. Crowley	Director	United States

S. Eugene Edwards	Director	United States

Gordon F. Glade	Director	United States

Ejnar Knudsen	Director	United States

Thomas T. Manuel	Director	United States

Brian D. Peterson	Director	United States

Alain Treuer	Director	United States

Todd A. Becker	President, Chief Executive Officer and Director*	United States

John W. Neppl	Chief Financial Officer*	United States

Jeffrey S. Briggs	Chief Operating Officer and President, Green Plains Ethanol*	United States

Michelle S. Mapes	Chief Legal and Administration Officer*	United States

George P. (Patrich) Simpkins	Chief Development Officer*	United States

Walter S. Cronin	Executive Vice President – Commercial Operations*	United States

Mark A. Hudak	Executive Vice President – Human Resources*	United States

Paul E. Kolomaya	Executive Vice President – Commodity Finance*	United States

Michael A. Metzler	Executive Vice President – Natural Gas & Power*	United States

Kenneth M. Simril	President – Fleischmann’s Vinegar	United States

Anthony R. Vojslavek	Executive Vice President – Trading and Risk*	United States

*	Also an officer of Obion.

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